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PRESS RELEASE

Texas Petrochemicals LP
Three Riverway, Suite 1500
Houston TX 77056

FOR IMMEDIATE RELEASE
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TEXAS PETROCHEMICALS LP AND AFFILIATES
FILE CHAPTER 11 PETITIONS TO FACILITATE FINANCIAL
RESTRUCTURING

Houston, Texas, July 21--Texas Petrochemicals LP (TPLP), and its affiliates Texas Petrochemical Holdings, Inc. (TPH), Petrochemical Partnership Holdings, Inc, TPC Holding Corp, and Texas Butylene Chemical Corporation, announced today that to facilitate a financial restructuring, they have filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. TPLP owns and operates petrochemical manufacturing facilities in Houston, Texas and operates product terminals in Baytown, Texas and Lake Charles, Louisiana.

The Chapter 11 filings were necessitated primarily by the drastic and likely permanent reduction in MTBE demand, arising from regulatory changes, and by recent higher raw material and energy costs. These factors led to the conclusion that future cash flows of the companies would be insufficient to meet their subordinated bond debt obligations over the long term, requiring a permanent financial restructuring. The Chapter 11 filings will allow the companies to reduce significantly and restructure their debt, while permitting TPLP to continue to operate its core, profitable business sectors in compliance with the company's long-standing commitment to the health and safety of its employees and the communities in which it operates. No plant closures are expected as a result of the filings, and the restructuring will have only minimal impact on day-to-day business operations, which will continue as usual and without interruption.

Carl S. Stutts, president and chief executive officer of TPLP, stated "With the assistance of our professional advisors, we conducted a thorough and complete review of all available options for the restructure of our indebtedness. We decided that, though the decision to file for reorganization under Chapter 11 was very difficult, this process is the best way to restore and enhance the existing operational and competitive strengths of TPLP. The Chapter 11 process provides us the opportunity to financially restructure the companies, while not unduly disrupting day-to-day business operations and ongoing relations with our valued employees, suppliers and customers. Our vendors will be paid in full for all goods and services provided after the filing date, and TPLP intends to continue to meet its commitments to employees, customers and suppliers. We expect TPLP to emerge from the reorganization with a significantly improved financial structure that will position TPLP for long-term success in our core butadiene, specialty chemicals and gasoline alkylate businesses, while phasing out our on-purpose MTBE production."
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E. Joseph Grady, TPLP's chief financial officer, said, "Over the past several months, TPLP has reduced costs and implemented continuing operational efficiencies. We intend to complete these initiatives in the weeks and months ahead. We believe that TPLP will have more than sufficient liquidity to fund the restructuring process and the cash requirements necessary for our ongoing businesses, including its operating needs, working capital, capital expenditures and other purposes during the bankruptcy case."

For over a month, TPLP has been engaged in active discussions with advisors to an ad hoc committee of holders of TPLP's 11-1/8% Senior Subordinated Notes on restructuring alternatives and believes that significant progress has been made on a general framework for restructuring. TPLP will continue to work with all parties toward a quick and consensual plan of reorganization.

TPLP is a Houston-based petrochemical company specializing in C4 hydrocarbons. TPLP products are widely used as chemical building blocks for synthetic rubber, nylon carpets, adhesives, catalysts and additives used in high-performance polymers. TPLP also manufactures fuel products used in the formulation of cleaner burning gasoline. The company has manufacturing facilities in the industrial corridor adjacent to the Houston Ship Channel and operates product terminals in Baytown, Texas and Lake Charles, Louisiana. TPLP is a Responsible Care(R) company dedicated to supporting the continuing effort to improve the industry's responsible management of chemicals.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are not guarantees of future performance. Investors are cautioned that any such forward looking statements are and will be, as the case may be, inherently subject to many risks, significant economic, regulatory, competitive and other uncertainties and factors relating to the operations and business of TPH and TPLP and their subsidiaries that may cause the actual results of the companies to be materially different from any future results expressed or implied in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to continue as going concerns; the companies' ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by any of them from time to time, including the use of cash available at the time of filing or generated during the proceedings; the ability of the companies to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the companies to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of TPLP to obtain and maintain normal terms with vendors and service providers; the companies' ability to maintain contracts that are critical to the operations of TPLP; the potential adverse impact of the Chapter 11 cases on TPLP's liquidity or results of operations; the ability of TPLP to fund and execute its business plan; the ability of the companies to attract, motivate and retain key executives and associates; and the ability of the TPLP to attract and retain customers. Additionally, other factors should be considered in connection with any Forward Looking Statements, including risks and uncertainties disclosed in previous governmental filings or public announcements or that may be set forth in future filings with governmental agencies or in public announcements. The companies expressly disclaim a duty to update any of the forward-looking statements.

For Information, contact Carl S. Stutts or E. Joseph Grady at 713-475-5206.

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